Exhibit 99.1

CONTACT: Kirk Feiler, Investor Relations
Commercial Vehicle Group, Inc.
(614) 289-0195

FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP ANNOUNCES THIRD QUARTER 2019 RESULTS

Addition of First Source Electronics positions CVG for future opportunities

NEW ALBANY, OHIO, November 6, 2019 /PRNewswire/ – Commercial Vehicle Group, Inc. (the “Company” or "CVG") (NASDAQ: CVGI) today reported financial results for the third quarter ended September 30, 2019.

	Third Quarter
($ in millions except EPS)	2019	2018
Revenues	$225.4	$225.0
Operating Income	$13.2	$16.2
Net Income	$8.5	$12.6
Basic EPS	$0.28	$0.42
Diluted EPS	$0.28	$0.41

“Continued strength in the North American heavy- and medium-duty truck markets was offset by ongoing weakness in the global construction markets, resulting in flat revenues compared to the prior year," commented Patrick Miller, President and Chief Executive Officer. "While we continue to be faced with ongoing cost headwinds, operationally the business performed as expected. We are starting to see the peak production levels in the North American Class 8 truck market recede and expect a return to more typical replacement levels for the medium term. As a result, we are highly focused on aligning our cost structure with lower build rates.”

“In the third quarter, we enhanced our Electrical Systems segment with the strategic acquisition of the assets of First Source Electronics, LLC ("FSE"), an electronics system integrator (the "FSE Acquisition"). FSE complements our high complexity, low- to medium-volume electrical business, while extending our customer and market diversification. In addition, FSE will be a strong contributor to our long-term growth, providing us with the opportunity to leverage our global footprint and maximize cross selling opportunities,” Mr. Miller concluded.

Tim Trenary, Chief Financial Officer stated, “The 50-basis point decline in gross profit margin for the quarter compared to the prior year period is attributable in part to the statutorily higher minimum wage in Mexico and costs associated with a troubled supplier. However, the impact of these costs have moderated. We continue to invest strategically in the business through corporate development activities, which includes our recent acquisition of FSE. These investments totaled $1.6 million in the third quarter, which largely drove the increase in selling, general and administrative expenses.

With regards to the Company’s balance sheet, net leverage at September 30, 2019 was 1.6 times trailing twelve months EBITDA; liquidity was $109 million.”

Consolidated Results

Third Quarter 2019 Results

•
Third quarter 2019 revenues were $225.4 million compared to $225.0 million in the prior year period, an increase of 0.2%. The increase in revenues period-over-period reflects higher heavy- and medium-duty truck production in North America as well as $2.5 million of additional revenue from the FSE Acquisition, partially offset by a production decrease in the Asia Pacific construction equipment market. Foreign currency translation adversely impacted third quarter 2019 revenues by $2.1 million, or by 0.9% when compared to the prior year period.

•
Operating income for the third quarter 2019 was $13.2 million compared to $16.2 million in the prior year period. The decrease in operating income was due primarily to inflationary pressure on material and labor costs, and an increase in selling, general and administrative ("SG&A") expenses. Cost control and cost recovery actions reduced the impact on gross profit of these cost pressures. A new statutorily higher minimum wage in Mexico affecting the region encompassing our wire harness facility in Agua Prieta, Mexico (the "Border Minimum Wage"), a troubled supplier and costs associated with manufacturing investments adversely impacted results in the third quarter of 2019 by approximately $1.1 million. Regarding the increase in SG&A expenses, the third quarter of 2019 included $0.9 million in one-time costs associated with the FSE Acquisition. In addition, the strategic reorganization of the Company to, among other things, develop a platform from which to pursue business and corporate development activities gave rise to an approximate $0.7 million increase in costs in the quarter compared to the prior year period.

•
Interest and other expense was $3.8 million and $3.4 million for the three months ended September 30, 2019 and 2018, respectively. The increase is primarily a result of the mark-to-market impact on our interest rate swap agreements, partially offset by lower interest expense.

•	Net income was $8.5 million for the third quarter 2019, or $0.28 per diluted share, compared to net income of $12.6 million in the prior year period, or $0.41 per diluted share.

At September 30, 2019, the Company had liquidity of $109.2 million: $38.7 million of cash and $70.5 million of availability from our asset-based revolver. There were no borrowings on our asset-based revolver at September 30, 2019.

Segment Results

Electrical Systems Segment

Third Quarter 2019 Results

•
Revenues for the Electrical Systems Segment in the third quarter 2019 were $131.4 million compared to $128.2 million for the prior year period, an increase of 2.5%, due primarily to revenues from the FSE Acquisition in the quarter. Foreign currency translation adversely impacted third quarter 2019 revenue by $0.7 million, or by 0.5% when compared to the prior year period.

•
Operating income for the third quarter 2019 was $14.6 million compared to operating income of $14.3 million in the prior year period. The increase in operating income period over period is primarily attributable to higher revenues partially offset by the impact of the Border Minimum Wage, a troubled supplier and costs associated with establishing additional manufacturing capacity. The net impact of the Border Minimum Wage on the third quarter of 2019 was approximately $0.2 million. A number of actions, including price adjustments on certain products, are underway to reduce the impact of the law. A troubled supplier adversely impacted costs in the third quarter of 2019 by approximately $0.6 million. Costs associated with manufacturing investments in our global wire harness and North American trim businesses adversely impacted third quarter results by approximately $0.3 million. SG&A expenses increased for the three months ended September 30, 2019 compared to the three months ended September 30, 2018 due primarily to spending on strategic growth initiatives.

Global Seating Segment

Third Quarter 2019 Results

•
Revenues for the Global Seating Segment in the third quarter 2019 were $95.7 million compared to $101.0 million in the prior year period, a decrease of 5.2% due primarily to softening in Asia Pacific construction equipment markets partially offset by continued strength in the heavy- and medium-duty truck market in North America. Foreign currency translation adversely impacted third quarter 2019 revenues by $1.4 million, or by 1.3% when compared to the prior year period.

•
Operating income for the third quarter 2019 was $7.2 million compared to operating income of $8.1 million in the prior year period. The decrease in operating income period-over-period is primarily attributable to lower revenues. SG&A expenses decreased by $0.6 million compared to the prior year period reflecting a focus on cost discipline.

End Market Outlook

Management estimates that 2019 North American Class 8 truck production will approximate 345,000 units and 2019 North American Class 5-7 production will approximate 273,000 units. September 2019 year to date Class 8 production was 275,000 units and Class 5-7 production was 209,000 units. These Class 8 projections reflect a reduction in fourth quarter build of approximately 20% from the average year to date. Fourth quarter production is historically lower due to less work days. Furthermore, there has been and we anticipate continued pullback in Class 8 truck builds in the quarter. In addition, the construction markets we serve which have been lower in Asia Pacific are now softening in North America and Europe. Because of the slowing end market demand described above, our revenues are likely to decline in the fourth quarter compared to the prior year period, which is expected to have a negative impact on our reported earnings.

GAAP to Non-GAAP Reconciliation

A reconciliation of GAAP to non-GAAP financial measures referenced in this release is included as Appendix A.

Conference Call

A conference call to discuss this press release is scheduled for Thursday, November 7, 2019, at 8:00 a.m. ET. To participate, dial (844) 743-2497 using conference code 9970124.

This call is being webcast by NASDAQ. The webcast, as well as a supplemental earnings presentation, can be accessed through the “Investors” section of Commercial Vehicle Group’s Web site at www.cvgrp.com, where it will be archived for one year.

A telephonic replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (855) 859-2056 using access code 9970124.

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group, Inc. (through its subsidiaries) is a leading supplier of electrical wire harnesses, seating systems, and a full range of other cab related products for the global commercial vehicle markets, including medium- and heavy-duty trucks ("MD/HD Truck") and medium- and heavy-construction vehicles. We also supply electrical wire harnesses, control panels, electro-mechanical and cable assemblies, seating systems and other products to automotive, military, bus, agriculture, transportation, mining, industrial and off-road recreational markets. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to its plans to improve financial results and enhance the Company, the future of the Company’s end markets, including Class 8 and Class 5-7 North America truck build rates and performance of the global construction equipment business, expected cost savings, the Company’s initiatives to address customer needs, organic growth, the Company’s plans to focus on certain segments and markets and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves; (ii) the Company's ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the medium- and heavy-duty truck markets, construction, agriculture, aftermarket, military, bus and other markets; (v) the Company’s failure to complete or successfully integrate strategic acquisitions and the impact of such acquisitions on business relationships; (vi) the Company’s ability to recognize synergies from the reorganization of the segments; (vii) the Company’s failure to successfully manage any divestitures; (viii) the impact of changes in governmental regulations on the Company's customers or on its business; (ix) the loss of business from a major customer, a collection of smaller customers or the discontinuation of particular commercial vehicle platforms; (x) the impact of disruptions in our supply chain or delivery chain; (xi) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; (xii) the Company’s ability to comply with the financial covenants in its debt facilities; (xiii) fluctuation in interest rates or change in the reference interest rate relating to the Company’s debt facilities; (xiv) the Company’s ability to realize the benefits of its cost reduction and strategic initiatives and address rising labor and materials costs; (xv) a material weakness in our internal control over financial reporting which could, if not remediated, result in material misstatements in our financial statements; (xvi) volatility and cyclicality in the commercial vehicle market adversely affecting us; (xvii) the geographic profile of our taxable income and changes in valuation of our deferred tax assets and liabilities impacting our effective tax rate; (xviii) changes to domestic manufacturing initiatives; (xix) implementation of tax or other changes, by the United States or other international jurisdictions, related to products manufactured in one or more jurisdictions where the Company does business; and (xx) various other risks as outlined under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for fiscal year ending December 31, 2018 and the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues	$225,399	$225,010	$711,753	$674,135
Cost of Revenues	194,195	192,833	612,207	575,550
Gross Profit	31,204	32,177	99,546	98,585
Selling, General and Administrative Expenses	17,531	15,613	48,976	45,177
Amortization Expense	437	321	1,080	980
Operating Income	13,236	16,243	49,490	52,428
Interest and Other Expense	3,800	3,442	15,687	8,404
Income Before Provision for Income Taxes	9,436	12,801	33,803	44,024
Provision for Income Taxes	916	218	6,976	8,393
Net Income	$8,520	$12,583	$26,827	$35,631

Earnings per Common Share:
Basic	$0.28	$0.42	$0.88	$1.18
Diluted	$0.28	$0.41	$0.87	$1.17
Weighted Average Shares Outstanding:
Basic	30,581	30,219	30,547	30,219
Diluted	30,852	30,638	30,829	30,575

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in thousands)

	September 30, 2019	December 31, 2018
Assets
Current Assets:
Cash	$38,703	$70,913
Accounts receivable, net of allowances of $5,627 and $5,139, respectively	153,190	134,624
Inventories	90,186	92,359
Other current assets	24,496	16,828
Total current assets	306,575	314,724
Property, plant and equipment, net of accumulated depreciation of $151,620 and $143,781, respectively	73,059	65,099
Operating lease right-of-use assets, net	23,333	—
Goodwill	25,188	7,576
Intangible assets, net of accumulated amortization of $10,600 and $9,568, respectively	28,841	12,800
Deferred income taxes, net	12,061	15,348
Other assets	2,394	2,583
Total assets	$471,451	$418,130
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$88,835	$86,645
Current operating lease liabilities	5,485	—
Accrued liabilities and other	38,885	36,969
Current portion of long-term debt	3,335	9,102
Total current liabilities	136,540	132,716
Long-term debt	154,950	154,656
Operating lease liabilities	19,192	—
Pension and other post-retirement benefits	13,417	12,065
Other long-term liabilities	7,607	3,655
Total liabilities	331,706	303,092
Stockholders’ Equity:
Preferred stock, $0.01 par value (5,000,000 shares authorized; no shares issued and outstanding)	—	—
Common stock, $0.01 par value (60,000,000 shares authorized; 30,581,274 and 30,512,843 shares issued and outstanding, respectively)	319	318
Treasury stock, at cost: 1,334,251 shares	(10,245)	(10,245)
Additional paid-in capital	245,207	243,007
Retained deficit	(43,816)	(70,571)
Accumulated other comprehensive loss	(51,720)	(47,471)
Total stockholders’ equity	139,745	115,038
Total liabilities and stockholders’ equity	$471,451	$418,130

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
BUSINESS SEGMENT FINANCIAL INFORMATION
(Unaudited)
(Amounts in thousands)

	Three Months Ended September 30, 2018
	Electrical Systems		Global Seating		Corporate / Other		Total
	2019	2018	2019	2018	2019	2018	2019	2018
Revenues
External Revenues	$129,710	$125,220	$95,689	$99,790	$—	$—	$225,399	$225,010
Intersegment Revenues	1,732	2,996	30	1,173	(1,762)	(4,169)	—	—
Total Revenues	$131,442	$128,216	$95,719	$100,963	$(1,762)	$(4,169)	$225,399	$225,010
Gross Profit	18,932	18,304	12,331	13,903	(59)	(30)	31,204	32,177
Amortization Expense	303	186	134	135	—	—	437	321
Selling, General & Administrative Expenses	4,030	3,790	5,043	5,692	8,458	6,131	17,531	15,613
Operating Income	$14,599	$14,328	$7,154	$8,076	$(8,517)	$(6,161)	$13,236	$16,243

	Nine Months Ended September 30,
	Electrical Systems		Global Seating		Corporate / Other		Total
	2019	2018	2019	2018	2019	2018	2019	2018
Revenues
External Revenues	$409,471	$378,649	$302,282	$295,486	$—	$—	$711,753	$674,135
Intersegment Revenues	7,529	7,055	2,774	2,765	(10,303)	(9,820)	—	—
Total Revenues	$417,000	$385,704	$305,056	$298,251	$(10,303)	$(9,820)	$711,753	$674,135
Gross Profit	58,915	57,598	40,797	41,512	(166)	(525)	99,546	98,585
Amortization Expense	676	559	404	421	—	—	1,080	980
Selling, General & Administrative Expenses	11,855	11,323	15,558	16,870	21,563	16,984	48,976	45,177
Operating Income	$46,384	$45,716	$24,835	$24,221	$(21,729)	$(17,509)	$49,490	$52,428

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
Appendix A: Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
(Amounts in thousands, except per share data)

	Trailing Twelve Months Ended September 30,
	2019	2018
Net Income	$35,708	$28,404
Interest	18,387	12,565
Provision for Income Taxes	7,579	21,246
Depreciation	13,208	14,389
Amortization	1,400	1,311
EBITDA	$76,282	$77,915

	As of September 30,
	2019	2018
Term Loan Debt per Balance Sheet	$158,285	$164,557
Plus: Original Issue Discount	1,981	2,583
Plus: Prepaid Financing	1,834	2,391
Total Debt	$162,100	$169,531
Less: Cash	38,703	57,525
Net Debt	$123,397	$112,006
Divide by Trailing 12 Months EBITDA	$76,282	$77,915
Net Leverage	1.6x	1.4x

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, engage in financial and operational planning and to determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on the Company’s financial and operating results and in comparing the Company’s performance to that of its competitors and to comparable reporting periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. The financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.